Exhibit 99.1

Foresight Energy LP Announces First Quarter 2016 Results

First Quarter 2016 Highlights:

•	Production of 4.3 million tons
•	Sales volumes of 3.8 million tons
•	Coal sales revenue of $163.1 million
•	Net loss attributable to limited partner units of $41.7 million
•	Adjusted EBITDA of $50.2 million
•	Cash flows from operations of $34.2 million

ST. LOUIS, Missouri—(BUSINESS WIRE)—May 10, 2016—Foresight Energy LP (NYSE: FELP) today reported financial and operating results for the first quarter 2016, which included coal sales revenues of $163.1 million, a net loss attributable to limited partner units of $41.7 million, Adjusted EBITDA of $50.2 million and cash flows from operations of $34.2 million. The net loss attributable to limited partner units was $0.32 per unit during the first quarter 2016. Impacting Foresight’s results for first quarter 2016 was a 26.4% decrease in sales volumes and a 7.2% decrease in coal sales prices compared to first quarter 2015. The net loss was also unfavorably impacted by $9.7 million of debt restructuring costs related to the negotiations with Foresight’s secured and unsecured lenders, $5.9 million of transition and reorganization costs related to the Murray transaction and $3.8 million of direct and indirect costs resulting from the Hillsboro mine fire. Mining operations at Foresight’s Hillsboro complex have been idle since March 2015 due to a combustion event, and in April 2016, the entire mine was temporarily sealed to reduce the oxygen flow paths into the mine. Foresight is uncertain as to when production will resume at the Hillsboro mine.

“Our industry continues to be faced with extreme challenges resulting from competition from low cost natural gas, government regulations impacting electric utilities and a reduction in demand for power domestically”, said Robert D. Moore, President and Chief Executive Officer. “Foresight Energy, while dealing with the external industry challenges and matters related to the bondholder litigation, continues to focus on being the safest, lowest cost source of coal supplied from the Illinois Basin, and continues to believe that its cost structure will enable the company to weather the depressed coal market better than its competitors.”

Update on Liquidity and Restructuring Efforts

Foresight remains in default under all of its long-term debt and capital lease obligations, which has prohibited Foresight from accessing borrowings or other extensions of credit under its revolving credit facility. While management is focused on the preservation of liquidity, the lack of access to borrowings or other extensions of credit under its revolving credit facility is having an adverse effect on Foresight’s liquidity. Liquidity restraints prohibited the payment of $23.6 million of interest owed to the unsecured noteholders in February 2016, which resulted in an additional event of default under its debt agreements. As of March 31, 2016, Foresight had $16.2 million of cash on hand. Also, the recent losses incurred by Foresight have had a significant negative impact on its compliance with financial debt covenants. As of March 31, 2016, Foresight was not in compliance with its consolidated net senior secured leverage ratio, which constituted an additional event of default.

On April 18, 2016, Foresight entered into a Transaction Support Agreement (the “Lender TSA”), with certain of the lenders (the “Consenting Lenders”) under its credit agreement, pursuant to which the Consenting Lenders have agreed, subject to the terms and conditions within the Lender TSA, to support a proposed global restructuring of the Partnership’s indebtedness (the “Restructuring”), including a proposed amendment and restatement (the “Amendment”) of the credit agreement. The proposed Amendment is conditioned upon the successful execution of a series of proposed transactions, which are the subject of ongoing negotiations amongst the various stakeholders of the Partnership and its affiliates.

Please refer to the Quarterly Report on Form 10-Q  for the quarterly period ended March 31, 2016 filed with the Securities and Exchange Commission today for more information regarding the Lender TSA.

Foresight has entered into forbearance agreements with certain of its unsecured noteholders and the lenders to its accounts receivable securitization program to forbear from exercising certain rights and remedies to which they may be entitled until May 17, 2016 and July 15, 2016, respectively.

The negotiations between the Partnership and its affiliates and the creditors, equityholders and other stakeholders of the Partnership concerning the terms of the proposed Restructuring transactions are ongoing and have not been finalized. The Partnership is in active negotiations with the holders of the 2021 Senior Notes but has not reached an agreement with them on the terms of the restructuring, including the terms of the Lender TSA. There can be no assurance that the Partnership will reach an agreement with the noteholders by May 17, 2016 nor can there be any assurance that any of the foregoing parties to whom such Restructuring transactions have been proposed will agree to the terms of any such transactions in accordance with the terms described herein, or if at all. The other creditors and stakeholders of the Partnership and its affiliates who are not party to the Lender TSA have not approved or agreed (either implicitly or explicitly) to the terms of the Restructuring and are not bound to take (or refrain from taking) any actions as a result of the execution of the Lender TSA.

Consolidated Financial Results

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

Coal sales were $163.1 million for the three months ended March 31, 2016, compared to $238.9 million for the three months ended March 31, 2015. Coal sales decreased $75.8 million from the prior year quarter primarily due to a decline in coal sales volumes of 1.3 million tons as well as a decline in realization per ton sold of $3.39. The decline in coal sales volumes is a function of weak market conditions influenced by the mild weather, oversupply in the market and continued lower natural gas prices. The decline in coal sales realization was due to a decline in realization per ton on both domestic and international sales, driven by weak coal market conditions and the expiration of higher priced contracts. The decline in tons sold to the international market resulted in a corresponding decline in transportation expense during the current year period. Therefore, the netback to mine realization per ton sold decreased to a lesser extent than the coal sales realization per ton sold.

Cost of coal produced was $89.2 million for the three months ended March 31, 2016, compared to $110.6 million for the same period

2015. The decrease in cost of coal produced during the current quarter was primarily driven by lower sales volumes, offset by higher per ton cash costs. Cash cost per ton sold increased $2.18 per ton and were driven by increased cash costs at Foresight’s Hillsboro and Williamson mines. The direct and indirect costs from the Hillsboro mine fire had a $1.03 unfavorable impact on our cash cost per ton sold during the current year quarter. The higher cash cost per ton sold at our Williamson mine was driven by lower production resulting from a longwall move conducted during the quarter and a decline in clean coal recovery related to a decrease in coal seam thickness.

Transportation costs for the three months ended March 31, 2016 decreased $21.6 million primarily due to lower sales volumes and a

$2.41 per ton decrease in the average cost of transportation. The decline in transportation cost per ton sold was due to a lower percentage of sales going to international markets during the current year quarter offset by $4.4 million of higher charges for shortfalls on minimum contractual throughput volume requirements.

Selling, general and administrative expense for the three months ended March 31, 2016, was $5.7 million, down $8.7 million from the prior year period. The decline is primarily attributed to a $7.1 million fully-vested equity award granted to a former member of management during the first quarter of 2015. The remainder of the decline was attributed to the economic benefits of the management services agreement entered into with Murray Energy in April 2015.

Transition and reorganization costs were $5.9 million for the three months ended March 31, 2016, which primarily represented retention compensation resulting from the transaction with Murray Energy.

Foresight incurred $9.7 million of debt restructuring costs during the three months ended March 31, 2016, comprised of legal and other advisor fees incurred as a result of the unfavorable opinion under the bondholder lawsuit, including the negotiations with all of our creditors as a result of the default and the evaluation of our alternatives with respect to the restructuring of our indebtedness.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. Specifically, the Partnership continues to experience substantial financial, business, operational and reputational risks that threaten its ability to continue as a going concern and could materially affect its present expectations or projections. Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A. Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 15, 2016. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”) are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives and material nonrecurring or other items which may not reflect the trend of future results. We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures, plus returns on our direct financing lease and contractual override arrangements.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and DCF should not be considered alternatives to net income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, the utility of such measures is diminished. For a reconciliation of these non-U.S. GAAP measures to their most directly comparable U.S. GAAP financial measure, please see the table below.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently owns four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Foresight Energy LP

Gary M. Broadbent

Assistant General Counsel and Media Director

(314) 932-6152

Investor.relations@foresight.com

Media@coalsource.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2016	2015
	(In Thousands, Except per Unit Data)
Revenues
Coal sales	$163,097	$238,915
Other revenues	2,988	—
Total revenues	166,085	238,915

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	89,177	110,588
Cost of coal purchased	550	106
Transportation	25,798	47,359
Depreciation, depletion and amortization	36,417	38,818
Accretion on asset retirement obligations	844	567
Selling, general and administrative	5,719	14,466
Transition and reorganization costs	5,940	—
Loss (gain) on commodity derivative contracts	523	(29,067)
Other operating income, net	(88)	(13,979)
Operating income	1,205	70,057
Other expenses:
Interest expense, net	32,995	27,341
Debt restructuring costs	9,710	—
Loss on extinguishment of debt	107	—
Net (loss) income	(41,607)	42,716
Less: net income attributable to noncontrolling interests	97	410
Net (loss) income attributable to controlling interests	(41,704)	42,306
Less: net income attributable to predecessor equity	—	23
Net (loss) income attributable to limited partner units	$(41,704)	$42,283

Net (loss) income available to limited partner units - basic and diluted:
Common unitholders	$(20,890)	$21,158
Subordinated unitholders	$(20,814)	$21,125

Net (loss) income per limited partner unit - basic and diluted:
Common unitholders	$(0.32)	$0.33
Subordinated unitholders	$(0.32)	$0.33

Weighted average limited partner units outstanding - basic and diluted:
Common units	65,193	64,971
Subordinated units	64,955	64,871

Distributions declared per limited partner unit	$—	$0.36

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$16,220	$17,538
Accounts receivable	44,423	61,325
Due from affiliates	4,130	16,615
Financing receivables - affiliate	2,741	2,689
Inventories, net	65,197	50,652
Prepaid expenses	6,468	5,498
Prepaid royalties	4,068	5,386
Deferred longwall costs	17,628	18,476
Coal derivative assets	24,195	26,596
Other current assets	7,981	5,565
Total current assets	193,051	210,340
Property, plant, equipment and development, net	1,397,215	1,433,193
Due from affiliates	1,843	2,691
Financing receivables - affiliate	69,434	70,139
Prepaid royalties	70,727	70,300
Coal derivative assets	16,645	22,027
Other assets	14,091	12,493
Total assets	$1,763,006	$1,821,183
Liabilities and partners’ (deficit) capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,404,874	$1,434,566
Accrued interest	37,343	24,574
Accounts payable	51,953	55,192
Accrued expenses and other current liabilities	34,433	35,825
Due to affiliates	8,267	8,536
Total current liabilities	1,536,870	1,558,693
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	44,041	43,277
Other long-term liabilities	6,656	6,896
Total liabilities	1,781,001	1,802,300
Limited partners' capital (deficit):
Common unitholders (65,193 and 65,192 units outstanding as of March 31, 2016 and December 31, 2015, respectively)	170,169	186,660
Subordinated unitholders (64,955 units outstanding as of March 31, 2016 and December 31, 2015)	(186,469)	(166,061)
Total limited partners' (deficit) capital	(16,300)	20,599
Noncontrolling interests	(1,695)	(1,716)
Total partners' (deficit) capital	(17,995)	18,883
Total liabilities and partners' (deficit) capital	$1,763,006	$1,821,183

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2016	2015
	(In Thousands)
Cash flows from operating activities
Net (loss) income	$(41,607)	$42,716
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	36,417	38,818
Equity-based compensation	3,992	8,231
Unrealized losses (gains) on commodity derivative contracts	389	(22,476)
Transition and reorganization expenses paid by Foresight Reserves (affiliate)	2,000	—
Other	3,299	(1,114)
Changes in operating assets and liabilities:
Accounts receivable	16,902	447
Due from/to affiliates, net	13,064	(3,908)
Inventories	(10,237)	(30,078)
Prepaid expenses and other current assets	(4,247)	(208)
Prepaid royalties	891	(769)
Coal derivative assets and liabilities	6,960	4,714
Accounts payable	(3,239)	(3,501)
Accrued interest	12,769	(10,907)
Accrued expenses and other current liabilities	(695)	(5,056)
Other	(2,436)	(1,790)
Net cash provided by operating activities	34,222	15,119
Cash flows from investing activities
Investment in property, plant, equipment and development	(5,040)	(33,277)
Return of investment on financing arrangements with Murray Energy (affiliate)	653	—
Settlement of certain coal derivatives	—	3,319
Proceeds from sale of equipment	83	—
Net cash used in investing activities	(4,304)	(29,958)
Cash flows from financing activities
Net change in borrowings under revolving credit facility	—	30,000
Net change in borrowings under A/R securitization program	(19,800)	47,500
Payments on other long-term debt and capital lease obligations	(11,097)	(10,860)
Payments on short-term debt	(167)	—
Distributions paid	(76)	(46,970)
Debt issuance costs paid	—	(439)
Other	(96)	(111)
Net cash (used in) provided by financing activities	(31,236)	19,120
Net (decrease) increase in cash and cash equivalents	(1,318)	4,281
Cash and cash equivalents, beginning of period	17,538	26,509
Cash and cash equivalents, end of period	$16,220	$30,790

Supplemental information:
Interest paid, net of amounts capitalized	$18,551	$36,620
Supplemental disclosures of non-cash financing activities:
Non-cash capital contribution from Foresight Reserves LP (affiliate)	$813	$—

Reconciliation of U.S. GAAP Net (Loss) Income Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
	(In Thousands)
Net (loss) income attributable to controlling interests	$(41,704)	$42,306	$(64,427)
Interest expense, net	32,995	27,341	30,720
Depreciation, depletion and amortization	36,417	38,818	49,714
Long-lived asset impairments	—	—	12,592
Accretion on asset retirement obligations	844	567	566
Transition and reorganization costs (excluding amounts included in equity-based compensation below)	2,241	—	1,076
Equity-based compensation (1)	3,992	8,231	3,456
Unrealized loss (gain) on commodity derivative contracts and prior cumulative unrealized gains realized during the period	5,642	(15,782)	4,678
Debt restructuring costs	9,710	—	3,930
Loss on extinguishment of debt	107	—	—
Adjusted EBITDA	50,244	101,481	42,305

Less: estimated maintenance capital expenditures(2)	(16,000)	(19,300)	(17,000)
Less: cash interest expense, net(3)	(31,320)	(25,713)	(28,995)
Add: return of investment on financing arrangements(4)	653	—	1,060
Distributable cash flow	$3,577	$56,468	$(2,630)

(1) - Includes equity-based compensation of $3,698 and $3,069 which was recorded in transition and reorganization costs in the statements of operations for the three months ended March 31, 2016 and December 31, 2015, respectively.

(2) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.

(3) - Cash interest expense is calculated as U.S. GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.

(4) - Return of investment on financing arrangements represents the scheduled principal repayments under the overriding royalty financing arrangement and direct financing lease with Murray Energy.

Operating Metrics
	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
	(In Thousands, Except Per Ton Data)
Produced tons sold	3,737	5,101	5,229
Purchased tons sold	17	—	277
Total tons sold	3,754	5,101	5,506

Tons produced	4,299	6,608	3,905

Coal sales realization per ton sold(1)	$43.45	$46.84	$43.45
Cash cost per ton sold(2)	$23.86	$21.68	$28.38
Netback to mine realization per ton sold(3)	$36.57	$37.55	$35.46

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.